Exhibit 10.37

Summary of Subordinated Loan Agreement between Yoshitsu Co., Ltd and Mezzanine Solution No. 4 Investment Limited Partnership, dated October 5, 2021

Borrower: Yoshitsu Co., Ltd

Lender: Mezzanine Solution No. 4 Investment Limited Partnership

Loan Term: October 13, 2021 to October 30, 2026

Loan Amount: JPY1 billion

Purpose of the Loan: To be used as business funds except working capital

Interest Rate:	9% per year (October 13, 2021 to March 31, 2024)
10.5% per year (April 1, 2024 to October 30, 2026)

Repayment: Lump-sum repayment on the maturity date

Interest Payment:

The initial interest shall be paid on April 1, 2022. The interest afterward shall be paid on every April 1 and October 1, and the last payment shall be made on the maturity date, which is October 30, 2026.

Subordinated Special Contract:

When the legal consolidation procedure is started for the Borrower, the order of dividends of the loan claims in the legal consolidation procedure shall be behind the subordinated claims.

Rights and Obligations of Lender:

-	Lender shall disburse the loan in a timely manner pursuant to the agreement.

-	Lender is entitled to suspend the loan if Borrower does not meet the conditions described in this agreement.

-	Lender shall consult with Borrower and decide the resolution if the conclusion and performance of this agreement, or the transactions based on the agreement, violate the laws and regulations that bind Lender. Borrower cannot refuse to pay Lender any debt borne by the Borrower without a reasonable reason.

-	Lender has the authority to send an observer to attend any director meeting.

-	Lender may request Borrower to compensate Lender for any loss caused by Borrower under this agreement.

Rights and Obligations of Borrower:

-	Borrower shall not make changes to its Articles of the Incorporation, dissolve, file for bankruptcy, dispose its surplus, issue and sell its shares without Lender’s written consent unless such actions are related to the public listing of shares of Borrower.

-	Borrower shall provide all the documents and certificates requested by Lender under the agreement.

-	When Borrower’s conduct may be detrimental to the debt relationship within the agreement, the conduct could only be valid if Borrower sends a written notification to Lender in advance to get the consent of Lender and Borrower has made a promise on clearing liabilities under the agreement.

-	If Lender incurs additional costs, the Lender shall notify the Borrower in writing. Borrower may choose to bear the additional cost or to repay the loan to Lender.

-	Borrower shall not repay all or part of this Loan before the maturity date (hereafter “Prepayment”), unless Borrower has informed Lender with a written notification 10 days in advance of the desired Prepayment date and has received Lender’s written consent. If the desired Prepayment date is a date other than the interest payment date, Borrower shall pay the accrued interest and Lender’s calculated liquidation (if any).

-	Borrower shall pay the delayed damages (calculated by multiplying the amount of delayed performance debt by an annual rate of 14%) to Lender.

-	Borrower promises to provide proper information of Borrower and to implement the loan legally and promises that neither significant change nor negative impact exists.

-	Borrower should provide relevant financial information to Lender monthly and cooperate with Lender for the investigation of the loan.

-	Borrower shall bear the relevant fees under the agreement.